Exhibit 12
CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES
COMPUTATION OF RATIOS

CASH DIVIDENDS PER SHARE	Cash dividends paid/Common shares outstanding at date of declaration

BOOK VALUE PER SHARE	Total stockholders’ equity/Common shares outstanding at year-end

RETURN ON AVERAGE ASSETS RETURN ON AVERAGE STOCKHOLDERS’ EQUITY	Net income/Average assets Net income/Average stockholders’ equity

TANGIBLE RETURN ON AVERAGE ASSETS	(Net income)/(Average assets)

TANGIBLE RETURN ON AVERAGE STOCKHOLDERS’ EQUITY	(Net income)/(Average Equity)

EARNINGS PER SHARE	(Net income)/(Weighted-average common shares outstanding)

NET INTEREST MARGIN	Net interest income/Average earning assets

NON-INTEREST EXPENSE TO AVERAGE ASSETS	Non-interest expense/Average assets

EFFICIENCY RATIO	(Non-interest expenses less non-recurring, non-operational items)/(Net interest income plus non-interest income)

AVERAGE LOANS TO AVERAGE DEPOSITS	Average gross loans/Average deposits

DIVIDEND PAYOUT RATIO	Dividends declared/Net income

AVERAGE STOCKHOLDERS’ EQUITY TO AVERAGE ASSETS	Average stockholders’ equity/Average assets

PRIMARY CAPITAL TO PERIOD-END TOTAL ASSETS	(Stockholders’ equity plus allowance for loan losses)/(Period-end total allowance for loan losses)

TIER I CAPITAL TO PERIOD	(Stockholders’ equity less accumulated other comprehensive income/(loss)(Tier 1 Capital)/Risk-adjusted assets

TOTAL CAPITAL RATIO	Tier 1 Capital plus allowance for loan losses/Risk-adjusted assets

TIER I LEVERAGE RATIO	Tier 1 Capital/Quarterly average assets

NET CHARGE-OFFS TO AVERAGE LOANS	(Gross charge-offs less recoveries)/Average net loans

NON-PERFORMING LOANS AS A PERCENTAGE OF PERIOD END	(Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans)/Gross loans net of unearned interest

NON-PERFORMING ASSETS AS A PERCENTAGE OF TOTAL ASSETS	(Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans plus other real estate owned)/Total assets

ALLOWANCE FOR LOAN LOSSES TO PERIOD-END TOTAL LOANS	Allowance for loan losses/Gross loans net of unearned interest